EXHIBIT 99

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Executive Vice President and
Chief Financial Officer
973-305-4003

VALLEY NATIONAL BANCORP REPORTS SOUND CREDIT QUALITY

IN CONJUNCTION WITH FOURTH QUARTER AND ANNUAL RESULTS

WAYNE, NJ – January 24, 2008 — Valley National Bancorp (NYSE:VLY) (“Valley”), the holding company for Valley National Bank, announced today fourth quarter and annual results for 2007. Net income for the fourth quarter of 2007 was $27.7 million as compared to $38.1 million in the fourth quarter of 2006. The results of the fourth quarter of 2007 include impairment charges on available for sale securities and goodwill totaling $11.9 million after taxes, or $0.10 per diluted share. Fully diluted earnings per common share were $0.23 for the fourth quarter of 2007 as compared to $0.31 for the same quarter of 2006. All common share data is adjusted to reflect a five percent stock dividend issued on May 25, 2007.

Net income for the year ended December 31, 2007 was $153.2 million compared to $163.7 million for the same period in 2006. Fully diluted earnings per common share were $1.27 for the year ended December 31, 2007 compared to $1.33 per common share for the year ended December 31, 2006.

Set forth below are highlights of several significant events that occurred during the fourth quarter of 2007:

•

As part of its regular quarterly review for impairment of marketable securities, Valley recognized an other-than-temporary impairment charge of $10.4 million after-taxes on Federal Home Loan Mortgage Corporation (“FHLMC” or Freddie Mac) and on Federal National Mortgage Association (“FNMA” or Fannie Mae) government sponsored, investment grade perpetual callable preferred securities. The other-than-temporary-impairment charge was recorded on 8 perpetual preferred stock issues classified as available for sale investment securities with a total book value (prior to recognition of the impairment charge) of $81.7 million. Valley decided to reclassify the unrealized mark-to-market loss on these investment grade securities to an other-than-temporary impairment charge because of the recent significant decline in the market value of these securities and because it is unlikely that these securities will recover their original book value in the next six to nine months. Both FHLMC and FNMA securities were investment grade at the time of purchase and remain investment grade with ratings of AA- by S&P and Aa3 by Moody’s. The securities continue to perform according to their contractual terms and all dividend payments are current. Historically, market value fluctuations were recorded as an unrealized mark-to-market loss on securities available for sale and reflected as a reduction to shareholders’ equity through other comprehensive income. Accordingly, the reclassification of the unrealized after tax loss to an other-than-temporary impairment non-cash charge did not affect shareholders’ equity, or tangible shareholders’ equity.

Valley National Bancorp (NYSE: VLY)

2007 Fourth Quarter Earnings

January 24, 2008

•

Valley recorded a goodwill impairment charge of $1.5 million after taxes due to its decision to sell its wholly owned broker-dealer subsidiary, Glen Rauch Securities, Inc. The subsequent close of the transaction is expected to occur during the first quarter of 2008, subject to regulatory approval. This transaction will not materially impact Valley’s financial position or results of operations in 2008.

•	The net interest margin on a fully tax equivalent basis was 3.41 percent, one basis point greater than the third quarter of 2007 primarily due to lower funding costs on deposits.

•

Net interest income on a tax equivalent basis increased $866 thousand to $96.8 million compared to the third quarter of 2007 as the decline in Valley’s funding costs more than mitigated the lower yield on loans.

Chairman’s Comments

Gerald H. Lipkin, Chairman, President and CEO noted, “We are pleased with our core operating results for the fourth quarter. Our net interest income for the first time in many quarters increased by almost $900 thousand and the net interest margin also increased. Continued growth in the residential and automobile portfolios when combined with higher loan volumes in the commercial mortgage and commercial loan portfolios was very encouraging.

Our performance is a reflection of Valley’s longstanding commitment to credit quality and the fundamentals of long-term performance for its shareholders. Valley’s traditional loan underwriting and non-participation in the subprime residential mortgage lending and negative amortization loan markets, in both our lending and investment portfolio, has proved sensible during this time of market turbulence for so many consumers and financial institutions caught in the subprime and mortgage debacle. Additionally, Valley’s straight-forward lending practices are its strength, and management has never jeopardized this through the use of off-balance sheet financing, that has forced many financial institutions to use precious capital to prevent solvency and liquidity issues in recent months.

During this stage of the economic cycle, we are quite pleased with our credit quality ratios. We are obviously not immune to the declines seen in the economy, but we are satisfied with our delinquencies and non-performing asset results thus far in this downward cycle. Our favorable loan to value ratios in the residential mortgage portfolio are anticipated to offset declines in real estate values in our market, which to date have not been as severe as many other parts of the country mainly as a result of the demand for housing and wealth in our primary markets. Valley’s residential mortgage portfolio delinquencies for the quarter were 0.37 percent and continue to compare quite favorably to the most recent OCC peer group delinquency data at September 30, 2007 of 1.27 percent. Additionally, our home equity delinquencies declined during the fourth quarter. This portfolio continues to perform well as a result of our sound underwriting standards, low loan to values and the relative strength of our primary markets. Valley’s automobile portfolio grew by almost 17 percent during the full year. Automobile delinquency and net charge offs were within our expected range considering both loan growth and the new markets we entered during the year.

Overall loan volumes improved during the fourth quarter as compared to the third quarter of 2007 primarily due to an increase in prime residential mortgage loans of $130.0 million, or 26.9 percent on

Valley National Bancorp (NYSE: VLY)

2007 Fourth Quarter Earnings

January 24, 2008

an annualized basis, and an increase in commercial mortgage loans of $87.7 million, or 15.4 percent on an annualized basis, as well as continued growth in Valley’s dealer auto loan originations which increased $14.7 million, or 4.1 percent on an annualized basis. The increase in residential mortgage loans is largely the result of organic growth during the period as well as targeted loan purchases in the prime grade, jumbo loan markets totaling approximately $56 million. Commercial loan volume was also strong during the quarter, however, this growth was offset by the scheduled payoff, early in the fourth quarter, of one $141.1 million short-term loan which was originated in the third quarter of 2007. Excluding the impact of this short-term loan maturity, commercial loans would have increased by $39.1 million, or 9.4 percent on an annualized basis during the fourth quarter of 2007 and on a consolidated basis, total loans would have increased 13.0 percent on an annualized basis during the quarter.

Interest rates continued to decline as the Federal Reserve reduced the target Federal Funds rate by 50 basis points during the quarter, affecting the prime rate and short-term treasury rates. However, the competition for high cost deposits continued as many financial institutions kept rates artificially high. As evidenced by a decline in Valley’s total linked quarter deposits, Valley intentionally did not retain some short-term maturing, higher cost certificates of deposit. As a substitute, we utilized alternative funding sources which allowed us to better match the duration of our loans originated during the quarter, at a lower cost, thus helping our net interest income, margin and asset liability management.

During 2007, Valley opened its first two de novo branches in Brooklyn and four additional offices in New Jersey. Our customers now have the convenience of 175 Valley branch locations throughout northern and central New Jersey and New York City. Valley’s branch expansion plan entails finding attractive building sites and expanding our presence in the New Jersey counties and towns neighboring our current office locations, as well as in Kings and Queens Counties in New York and in Manhattan. In January 2008, Valley has already opened four new branch locations and anticipates opening approximately eight more de novo branches throughout the year. The 12 new branches include six additional locations in Brooklyn and Queens and two offices in Manhattan. Generally, new branches can add immediate franchise value, however the additional operating costs and capital requirement will have a negative impact on non-interest expense and net income for several years as the branch operations become individually profitable.”

Credit Quality

Credit quality remains very strong with delinquencies and losses remaining relatively low, despite the difficulties being reported by many other financial institutions. As previously stated, Valley has avoided originating subprime, Alt-A and option arm mortgage loans. With a loan portfolio totaling approximately $8.5 billion, net loan charge-offs for the fourth quarter of 2007 were $4.6 million. This compares to $3.9 million for the fourth quarter of 2006, and $2.9 million for the third quarter of 2007. The increase in net loan charge-offs from the linked quarter is mainly due to one commercial loan and one commercial mortgage loan with partial charge-offs totaling $2.0 million in the fourth quarter of 2007. The provision for loan losses was $4.9 million for the fourth quarter of 2007 compared to $3.2 million for the fourth quarter of 2006, and $2.7 million for the third quarter of 2007. The increased provision during the quarter is the result of Valley’s quarterly analyses of the loan portfolio and, among other factors, reflects the increase in the size and rate of growth of the loan portfolio, the level of net loan charge-offs, delinquencies and the current economic environment. Total non-performing

Valley National Bancorp (NYSE: VLY)

2007 Fourth Quarter Earnings

January 24, 2008

assets, consisting of non-accrual loans, other real estate owned and other repossessed assets, totaled $32.7 million, or 0.38 percent of loans at December 31, 2007, almost unchanged from $32.3 million, or 0.39 percent at September 30, 2007.

Loans past due 90 days or more and still accruing at December 31, 2007 were $8.5 million, or 0.10 percent of total loans, compared to $3.8 million, or 0.05 percent at December 31, 2006 and $5.4 million, or 0.06 percent at September 30, 2007. Loans past due 90 days or more and still accruing include matured loans in the normal process of renewal which totaled approximately $2.7 million and $1.5 million at December 31, 2007 and September 30, 2007, respectively. Total loans past due in excess of 30 days were 1.00 percent of total loans at December 31, 2007 compared with 0.79 percent at September 30, 2007 and include matured loans in the normal process of renewal totaling approximately $7.5 million and $4.3 million at December 31, 2007 and September 30, 2007, respectively.

Loans and Deposits

During the quarter, loans increased $125.8 million to approximately $8.5 billion at December 31, 2007. The linked quarter increase in loans is mainly comprised of increases in residential mortgage, commercial mortgage and consumer loans of $129.9 million, $87.7 million and $16.3 million, respectively, partially offset by a $102.0 million decrease in commercial loans. Commercial loan volume was also strong during the quarter and excluding the impact of one $141.1 million short-term loan maturity, commercial loans would have increased by $39.1 million, or 9.4 percent on an annualized basis during the fourth quarter of 2007. While on a consolidated basis, total loans would have increased 13.0 percent on an annualized basis during the quarter.

During the quarter, deposits decreased $348.7 million from $8.4 billion at September 30, 2007 primarily due to a $395.8 million decrease in time deposits, and partially offset by an $88.5 million increase in non-interest bearing deposits. Time deposits declined primarily due to the normal maturity of higher cost deposits and Valley’s decision to remain less competitive on its market pricing for new time deposits, as well as the maturity of one $142.7 million certificate of deposit held as collateral for a matured short-term commercial loan originated in the third quarter of 2007. At the same time, Valley increased its long-term borrowings in lower cost Federal Home Loan Bank advances during the fourth quarter. The increase in non-interest bearing deposits is primarily due to seasonal growth generally seen from our New York commercial customers in the fourth quarter.

Future deposit growth is expected to be dependent on earning asset demand combined with the rates dictated by market competition versus the cost of alternative funding sources.

Net Interest Income and Margin

Net interest income on a tax equivalent basis was $96.8 million for the fourth quarter of 2007, a $1.5 million decrease from the same quarter of 2006 and an increase of $866 thousand from the linked quarter ended September 30, 2007. The linked quarter increase was mainly a result of a decline in funding costs of $2.5 million, or 12 basis points, partially offset by a 10 basis point decrease in yield on interest earning assets.

Valley National Bancorp (NYSE: VLY)

2007 Fourth Quarter Earnings

January 24, 2008

The net interest margin on a tax equivalent basis was 3.41 percent for the fourth quarter of 2007, an increase of 1 basis point from 3.40 percent for the linked quarter ended September 30, 2007 and a decrease of 1 basis point from 3.42 percent for the prior year fourth quarter. The cost of average interest bearing liabilities decreased 12 basis points from the third quarter of 2007, mainly due to a decrease in the cost of deposits. The yield on average interest earning assets also decreased by 10 basis points on a linked quarter basis mainly due to a 17 basis point decrease in yield on average total loans as compared to the three months ended September 30, 2007, partially offset by a 6 basis point increase in yield on average total investment securities.

Valley’s cost of total deposits remained relatively low by industry standards at 2.49 percent for the fourth quarter of 2007 compared to 2.63 percent for the three months ended September 30, 2007. The decrease of 14 basis points was primarily due to lower rates on saving, NOW and money market accounts, an increase in the total funding composition of non-interest bearing deposits and normal time deposit maturities with higher interest rates during the quarter.

Non-Interest Income

Fourth quarter of 2007 compared with fourth quarter of 2006

Non-interest income for the fourth quarter of 2007 decreased $14.6 million, or 73.8 percent from $19.8 million for the quarter ended December 31, 2006 primarily due to an increase in net losses on securities transactions of $13.6 million from a year ago. This was mainly due to a $17.9 million ($10.4 million after-taxes) other-than-temporary impairment charge on perpetual preferred securities net of gains totaling $2.1 million on the sale of other investments. The fourth quarter of 2006 included net losses of approximately $2.3 million on trust preferred securities called for redemption prior to their scheduled maturity date. Net gains on the sale of assets also decreased $3.7 million from the same quarter last year. In the fourth quarter of 2006, Valley recognized a $3.8 million gain on the sale of a Manhattan office building, which we decided not to pursue as a branch location. Partially offsetting these decreases, bank owned life insurance income increased $1.2 million primarily due to income generated from an additional investment of $75 million during the second quarter of 2007 to offset rising employee benefit costs. Service charges on deposit accounts increased $1.1 million mainly due to initiatives to increase non-interest income throughout Valley’s branch network operations implemented during the second quarter of 2007.

Fourth quarter of 2007 compared with third quarter of 2007

Non-interest income for the fourth quarter of 2007 decreased $15.2 million, or 74.5 percent from $20.4 million for the quarter ended September 30, 2007 primarily due to an increase in net losses on securities transactions which increased $15.9 million from the third quarter of 2007. This decrease was mainly due to the other-than-temporary impairment charge noted above. The decrease was partially offset by net gains on the sale of assets, which increased $738 thousand from the third quarter of 2007.

Valley National Bancorp (NYSE: VLY)

2007 Fourth Quarter Earnings

January 24, 2008

Non-Interest Expense

Fourth quarter of 2007 compared with fourth quarter of 2006

Non-interest expense decreased approximately $182 thousand to $61.9 million for the quarter ended December 31, 2007 from $62.0 million for the quarter ended December 31, 2006. Professional and legal fees decreased $1.8 million from the linked quarter mainly due to a $1.7 million reduction in contingencies. Advertising expense declined $1.3 million from the fourth quarter of 2006 as Valley decreased name branding promotions in the fourth quarter of 2007. Other non-interest expense declined $1.2 million from the third quarter of 2007 mainly due to an offset of $1.5 million in net unrealized gains on trust preferred securities and Federal Home Loan Bank advances held at fair value during the fourth quarter of 2007. Offsetting these decreases, Valley recognized a $2.3 million ($1.5 million after-taxes) goodwill impairment charge due to its decision to sell its wholly owned broker-dealer subsidiary. Net occupancy and equipment expense also increased $1.2 million from the same quarter one year ago mainly due to the addition of six de novo branches to Valley’s branch network over the last twelve month period.

Fourth quarter of 2007 compared with third quarter of 2007

Non-interest expense decreased $2.3 million, or 3.7 percent to $61.9 million for the fourth quarter of 2007 from $64.2 million for the linked quarter ended September 30, 2007. Professional and legal fees decreased $2.0 million from the linked quarter mainly due to a $1.7 million reduction in contingencies. Other non-interest expense declined $1.7 million from the third quarter of 2007 mainly due to $1.5 million in net unrealized gains on trust preferred securities and Federal Home Loan Bank advances held at fair value during the fourth quarter of 2007 as compared to a net loss of $57 thousand on the same financial liabilities in the third quarter of 2007. Salary and employee benefits also declined $1.1 million in the fourth quarter when compared to the third quarter of 2007 due to higher accruals for health care insurance, payroll taxes and pension costs during the third quarter. Offsetting the decreases, Valley recognized a $2.3 million ($1.5 million after-taxes) goodwill impairment charge due to its decision to sell Glen Rauch Securities, Inc.

Income Tax Expense

Income tax expense was $6.1 million for the fourth quarter of 2007, reflecting an effective tax rate of 18.1 percent, compared with $13.1 million for the fourth quarter of 2006, reflecting an effective tax rate of 25.6 percent. The decrease compared to the prior comparable quarter was primarily due to the tax benefit recorded on the other-than-temporary impairment charge on available for sale investment securities during the fourth quarter of 2007.

Income tax expense was $51.7 million for the year ended December 31, 2007, reflecting an effective tax rate of 25.2 percent, compared with $39.9 million for the year ended December 31, 2006, reflecting an effective tax rate of 19.6 percent. The increase in 2007 income tax expense reflects a $13.5 million tax benefit recognized during the comparable 2006 period due to management’s reassessment of required tax accruals.

Valley National Bancorp (NYSE: VLY)

2007 Fourth Quarter Earnings

January 24, 2008

Management expects that Valley’s adherence to FIN 48 will continue to result in increased volatility in Valley’s future quarterly and annual effective income tax rates because FIN 48 requires that any change in judgment or change in measurement of a tax position taken in a prior annual period be recognized as a discrete event in the period in which it occurs. Factors that could impact management’s judgment include changes in income, tax laws and regulations, and tax planning strategies. For 2008, Valley anticipates an effective tax rate of 28.0 percent, compared to 25.2 percent for 2007.

Valley National Bancorp is a regional bank holding company with over $12.7 billion in assets, headquartered in Wayne, New Jersey. Its principal subsidiary, Valley National Bank, currently operates 175 branches in 116 communities serving 14 counties throughout northern and central New Jersey and New York City. Valley is one of the largest commercial banks headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. Valley offers a wide range of deposit products, mortgage loans and cash management services to consumers and businesses including products tailored for the medical, insurance and leasing business. Valley’s comprehensive delivery channels enable customers to bank in person, by telephone or online.

For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call Customer Service 24/7 at 1-800-522-4100.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ from those contemplated by such forward-looking statements include, among others, the following:

•	unanticipated changes in the direction of interest rates or severity of such changes;

•	volatility in earnings due to certain financial assets and liabilities held at fair value;

•	the occurrence of an other-than-temporary impairment to investment securities classified as available for sale or held to maturity;

•	stronger competition from banks, other financial institutions and other companies;

•	changes in loan, investment and mortgage prepayment assumptions;

•	insufficient allowance for credit losses;

•	a higher level of net loan charge-offs and delinquencies than anticipated;

Valley National Bancorp (NYSE: VLY)

2007 Fourth Quarter Earnings

January 24, 2008

•	a decline in the economy in Valley’s primary market areas, mainly in New Jersey and New York;

•	changes in relationships with major customers;

•	changes in effective income tax rates;

•	higher or lower cash flow levels than anticipated;

•	inability to hire and retain qualified employees;

•	a decline in the levels of deposits or loss of alternate funding sources;

•	a decrease in loan origination volume;

•	a change in legal and regulatory barriers including issues related to compliance with anti-money laundering (“AML”) and bank secrecy act (“BSA”) laws;

•	adoption, interpretation and implementation of new accounting pronouncements;

•	the development of new tax strategies or the disallowance of prior tax strategies;

•	operational risks, including the risk of fraud by employees or outsiders and unanticipated litigation pertaining to Valley’s fiduciary responsibility; and

•	the inability to successfully implement new lines of business or new products and services.

Valley assumes no obligation for updating any such forward-looking statement at any time.

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-Tables to Follow-

Valley National Bancorp

Consolidated Financial Highlights

SELECTED FINANCIAL DATA

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands, except for share data)	2007	2006	2007	2006
FINANCIAL DATA:
Net income	$27,661	$38,112	$153,228	$163,691
Net interest income	95,318	96,686	381,685	391,121
Net interest income – FTE (2)	96,791	98,292	387,866	397,680
Weighted Average Number of Shares Outstanding (3):
Basic	119,903,861	121,324,769	120,259,919	122,369,411
Diluted	120,077,734	121,907,067	120,616,056	122,868,646
Per share data (3):
Basic earnings	$0.23	$0.31	$1.27	$1.34
Diluted earnings	0.23	0.31	1.27	1.33
Cash dividends declared	0.21	0.20	0.83	0.81
Book value	7.92	7.84	7.92	7.84
Tangible book value (1)	6.21	6.09	6.21	6.09
Closing stock price – high	23.46	25.33	25.18	25.71
Closing stock price – low	17.73	24.01	17.73	21.01

CORE ADJUSTED FINANCIAL DATA (1):
Net income, as adjusted	$39,543	$38,112	$165,110	$166,424
Basic earnings per share, as adjusted	0.33	0.31	1.37	1.36
Diluted earnings per share, as adjusted	0.33	0.31	1.37	1.35

FINANCIAL RATIOS:
Net interest margin	3.36%	3.37%	3.37%	3.40%
Net interest margin – FTE (2)	3.41	3.42	3.43	3.46
Annualized return on average assets	0.89	1.24	1.25	1.33
Annualized return on average shareholders’ equity	11.68	15.89	16.43	17.24
Annualized return on average tangible shareholders’ equity (1)	14.94	20.40	21.17	22.26
Efficiency ratio (4)	61.54	53.26	53.67	54.05

CORE ADJUSTED FINANCIAL RATIOS (1):
Annualized return on average assets, as adjusted	1.28%	1.24%	1.34%	1.35%
Annualized return on average shareholders’ equity, as adjusted	16.69	15.89	17.70	17.53
Annualized return on average tangible shareholder equity, as adjusted	21.35	20.40	22.81	22.63
Efficiency ratio	50.27	53.26	51.21	53.50

Valley National Bancorp

Consolidated Financial Highlights

SELECTED FINANCIAL DATA

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Dollars in thousands)	2007	2006	2007	2006
AVERAGE BALANCE SHEET ITEMS:
Assets	$12,380,543	$12,322,751	$12,304,814	$12,299,281
Interest earning assets	11,343,372	11,489,327	11,312,253	11,492,790
Loans	8,362,192	8,346,362	8,261,111	8,262,739
Interest bearing liabilities	9,413,844	9,410,401	9,353,296	9,393,111
Deposits	8,306,622	8,472,082	8,353,273	8,462,193
Shareholders’ equity	947,444	959,663	932,637	949,613

ALLOWANCE FOR CREDIT LOSSES:
Beginning of period	$74,624	$75,362	$74,718	$75,188
Provision for credit losses	4,864	3,241	11,875	9,270
Charge-offs	5,455	4,441	15,135	12,088
Recoveries	902	556	3,477	2,348

End of period	$74,935	$74,718	$74,935	$74,718

Components:
Allowance for loan losses	$72,664	$74,718	$72,664	$74,718
Reserve for unfunded letters of credit (5)	2,271	0	2,271	0

Allowance for credit losses	$74,935	$74,718	$74,935	$74,718

			As of December 31,
			2007	2006
BALANCE SHEET ITEMS:
Assets			$12,748,959	$12,395,027
Loans			8,496,221	8,331,685
Deposits			8,091,004	8,487,651
Shareholders’ equity			949,060	949,590

CAPITAL RATIOS:
Tier 1 leverage ratio			7.62%	8.10%
Risk-based capital – Tier 1			9.55	10.56
Risk-based capital – Total Capital			11.35	12.44

ASSET QUALITY:
Non-accrual loans			$30,623	$27,244
Other real estate owned			609	779
Other repossessed assets			1,466	844

Total non-performing assets			$32,698	$28,867

Loans past due 90 days or more and still accruing			$8,462	$3,775

ASSET QUALITY RATIOS:
Non-performing assets to total loans			0.38%	0.35%
Allowance for loan losses to total loans			0.86	0.90
Allowance for credit losses to total loans			0.88	0.90
Net charge-offs to average loans			0.14	0.12

Valley National Bancorp

Consolidated Financial Highlights

NOTES TO SELECTED FINANCIAL DATA

(1)	This press release contains certain supplemental financial information, described in the following notes, which has been determined by methods other than Generally Accepted Accounting Principles (“GAAP”) that management uses in its analysis of Valley’s performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley’s financial results. Specifically, Valley provides measures based on what it believes are its operating earnings on a consistent basis and exclude non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley’s presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting Valley’s business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Dollars in thousands, except for share data)	2007	2006	2007	2006
Tangible Book Value
Common shares outstanding	119,851,499	121,125,131	119,851,499	121,125,131

Shareholders’ equity	$949,060	$949,590	$949,060	$949,590
Less: Goodwill and other intangible assets	204,547	211,355	204,547	211,355

Tangible shareholders’ equity	$744,513	$738,235	$744,513	$738,235

Tangible book value	$6.21	$6.09	$6.21	$6.09

Return on Average Tangible Equity
Net income	$27,661	$38,112	$153,228	$163,691

Average shareholders’ equity	$947,444	$959,663	$932,637	$949,613
Less: Average goodwill and other intangible assets	206,672	212,332	208,797	214,338

Average tangible shareholders’ equity	$740,772	$747,331	$723,840	$735,275

Annualized return on average tangible shareholders’ equity	14.94%	20.40%	21.17%	22.26%

Adjusted Net Income
Net income, as reported	$27,661	$38,112	$153,228	$163,691
Add: Impairment charges on available for sale securities	10,417	0	10,417	2,733
Add: Impairment charges on goodwill	1,465	0	1,465	0

Net Income, as adjusted	$39,543	$38,112	$165,110	$166,424

Adjusted per share data
Net Income, as adjusted	$39,543	$38,112	$165,110	$166,424

Average number of basic shares outstanding	119,903,861	121,324,769	120,259,919	122,369,411

Basic earnings, as adjusted	$0.33	$0.31	$1.37	$1.36

Average number of diluted shares outstanding	120,077,734	121,907,067	120,616,056	122,868,646

Diluted earnings, as adjusted	$0.33	$0.31	$1.37	$1.35

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Dollars in thousands)	2007	2006	2007	2006
Adjusted annualized return on average assets
Net income, as adjusted	$39,543	$38,112	$165,110	$166,424

Average assets	12,380,543	12,322,751	12,304,814	12,299,281

Annualized return on average assets, as adjusted	1.28%	1.24%	1.34%	1.35%

Adjusted annualized return on average shareholders’ equity
Net income, as adjusted	$39,543	$38,112	$165,110	$166,424

Average shareholders’ equity	947,444	959,663	932,637	949,613

Annualized return on average shareholder equity, as adjusted	16.69%	15.89%	17.70%	17.53%

Adjusted annualized return on average tangible shareholders’ equity
Net income, as adjusted	$39,543	$38,112	$165,110	$166,424

Average tangible shareholders’ equity	740,772	747,331	723,840	735,275

Annualized return on average tangible shareholder equity, as adjusted	21.35%	20.40%	22.81%	22.63%

Adjusted efficiency ratio
Gross operating expenses	$61,851	$62,033	$251,164	$250,340
Less: Impairment charges on goodwill	2,310	0	2,310	0

Gross operating expenses, as adjusted	$59,541	$62,033	$248,854	$250,340

Gross operating income	$100,504	$116,481	$467,965	$463,185
Add: Impairment charges on available for sale securities	17,949	0	17,949	4,712

Gross operating income, as adjusted	$118,453	$116,481	$485,914	$467,897

Efficiency ratio, as adjusted	50.27%	53.26%	51.21%	53.50%

(2)	Net interest income and net interest margin are presented on a tax equivalent basis using a 35 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.

(3)	Share data reflects a five percent common stock dividend issued on May 25, 2007.

(4)	The efficiency ratio measures Valley’s total non-interest expense as a percentage of net interest income plus total non-interest income.

(5)	On January 1, 2007, Valley transferred the portion of the allowance for loan losses related commercial lending letters of credit to other liabilities.

SHAREHOLDER RELATIONS

Requests for copies of reports and/or other inquiries should be directed to Dianne Grenz, Director of Shareholder and Public Relations, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 696-2044 or by e-mail at dgrenz@valleynationalbank.com.

VALLEY NATIONAL BANCORP

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(in thousands, except for share data)

	December 31,
	2007	2006
Assets
Cash and due from banks	$218,896	$236,354
Interest bearing deposits with banks	9,569	7,795
Federal funds sold	9,000	175,000
Investment securities:
Held to maturity, fair value of $548,353 at December 31, 2007 and $991,413 at December 31, 2006	556,113	1,009,415
Available for sale	1,606,410	1,769,981
Trading securities	722,577	4,655

Total investment securities	2,885,100	2,784,051

Loans held for sale, at fair value as of December 31, 2007	2,984	4,674

Loans	8,496,221	8,331,685
Less: Allowance for loan losses	(72,664)	(74,718)

Net loans	8,423,557	8,256,967

Premises and equipment, net	227,553	209,397
Bank owned life insurance	273,613	189,157
Accrued interest receivable	56,578	63,356
Due from customers on acceptances outstanding	8,875	9,798
Goodwill	179,835	181,497
Other intangible assets, net	24,712	29,858
Other assets	428,687	247,123

Total assets	$12,748,959	$12,395,027

Liabilities
Deposits:
Non-interest bearing	$1,929,555	$1,996,237
Interest bearing:
Savings, NOW and money market	3,382,474	3,561,807
Time	2,778,975	2,929,607

Total deposits	8,091,004	8,487,651

Short-term borrowings	605,154	362,615
Long-term borrowings (includes fair value of $41,359 for a Federal Home Loan Bank advance at December 31, 2007)	2,801,195	2,278,728
Junior subordinated debentures issued to capital trust, at fair value as of December 31, 2007	163,233	206,186
Bank acceptances outstanding	8,875	9,798
Accrued expenses and other liabilities	130,438	100,459

Total liabilities	11,799,899	11,445,437

Shareholders’ Equity*
Preferred stock, no par value, authorized 30,000,000 shares; none issued	—	—
Common stock, no par value, authorized 181,796,274 shares; issued 122,510,719 shares at December 31, 2007 and 122,658,486 at December 31, 2006	43,185	41,212
Surplus	879,892	881,022
Retained earnings	104,225	97,639
Accumulated other comprehensive loss	(12,982)	(30,873)
Less: Treasury stock, at cost, 2,659,220 common shares at December 31, 2007 and 1,533,355 common shares at December 31, 2006	(65,260)	(39,410)

Total shareholders’ equity	949,060	949,590

Total liabilities and shareholders’ equity	$12,748,959	$12,395,027

*	Share data reflects a five percent common stock dividend issued on May 25, 2007.

VALLEY NATIONAL BANCORP

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in thousands, except for share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Interest Income
Interest and fees on loans	$140,354	$143,023	$560,066	$544,440
Interest and dividends on investment securities:
Taxable	35,585	33,858	134,969	140,979
Tax-exempt	2,716	2,913	11,268	11,886
Dividends	2,099	1,626	8,002	5,896
Interest on federal funds sold and other short-term investments	809	2,063	10,702	4,170

Total interest income	181,563	183,483	725,007	707,371

Interest Expense
Interest on deposits:
Savings, NOW and money market	17,825	20,048	75,695	75,822
Time	33,876	33,265	134,674	112,654
Interest on short-term borrowings	4,489	4,340	17,645	18,211
Interest on long-term borrowings and junior subordinated debentures	30,055	29,144	115,308	109,563

Total interest expense	86,245	86,797	343,322	316,250

Net Interest Income	95,318	96,686	381,685	391,121
Provision for credit losses	4,864	3,241	11,875	9,270

Net Interest Income After Provision for Credit Losses	90,454	93,445	369,810	381,851

Non-Interest Income
Trust and investment services	1,863	1,701	7,381	7,108
Insurance premiums	2,438	2,763	10,711	11,074
Service charges on deposit accounts	7,028	5,943	26,803	23,242
Losses on securities transactions, net	(15,894)	(2,259)	(15,810)	(5,464)
Gains on trading securities, net	1,279	206	4,651	1,208
Fees from loan servicing	1,323	1,433	5,494	5,970
Gains sale of loans, net	161	143	4,785	1,516
Gains on sale of assets, net	93	3,781	16,051	3,849
Bank owned life insurance	3,291	2,076	11,545	8,171
Other	3,604	4,008	14,669	15,390

Total non-interest income	5,186	19,795	86,280	72,064

Non-Interest Expense
Salary expense	29,250	28,097	116,389	109,775
Employee benefit expense	6,480	6,792	29,261	28,592
Net occupancy and equipment expense	12,571	11,335	49,570	46,078
Amortization of other intangible assets	1,820	2,151	7,491	8,687
Goodwill impairment	2,310	0	2,310	0
Professional and legal fees	40	1,795	5,110	8,878
Advertising	510	1,818	2,917	8,469
Other	8,870	10,045	38,116	39,861

Total non-interest expense	61,851	62,033	251,164	250,340

Income Before Income Taxes	33,789	51,207	204,926	203,575
Income tax expense	6,128	13,095	51,698	39,884

Net Income	$27,661	$38,112	$153,228	$163,691

Earnings Per Common Share:*
Basic	$0.23	$0.31	$1.27	$1.34
Diluted	0.23	0.31	1.27	1.33
Cash Dividends Declared Per Common Share*	0.21	0.20	0.83	0.81
Weighted Average Number of Common Shares Outstanding:*
Basic	119,903,861	121,324,769	120,259,919	122,369,411
Diluted	120,077,734	121,907,067	120,616,056	122,868,646

*	Share data reflects a five percent common stock dividend issued on May 25, 2007.

Valley National Bancorp

(dollars in thousands)

	Loan Portfolio
	For the periods ended
	12/31/2007		9/30/2007		6/30/2007		3/31/2007		12/31/2006
Commercial Loans	$1,563,150		$1,665,169		$1,517,184		$1,447,165		$1,466,862

Construction	402,806		408,969		470,592		493,095		526,318
Residential Mortgage	2,063,242		1,933,321		1,873,943		1,849,069		2,106,306
Commercial Mortgage	2,370,345		2,282,669		2,262,290		2,281,871		2,309,217

Total Mortgage Loans	4,836,393		4,624,959		4,606,825		4,624,035		4,941,841

Home Equity	554,830		554,859		555,306		560,577		571,138
Credit Card	10,077		9,290		9,105		8,498		8,764
Automobile	1,447,838		1,433,178		1,391,801		1,280,809		1,238,145
Other Consumer	83,933		83,009		99,920		119,313		104,935

Total Consumer Loans	2,096,678		2,080,336		2,056,132		1,969,197		1,922,982

Total Loans	$8,496,221		$8,370,464		$8,180,141		$8,040,397		$8,331,685

	Quarterly Analysis of Average Assets, Liabilities and Shareholders’ Equity and Net Interest Income on a Tax Equivalent Basis
	Quarter End - 12/31/07			Quarter End - 9/30/07			Quarter End - 6/30/07			Quarter End - 3/31/07			Quarter End - 12/31/06
	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate
Assets
Interest earning assets:
Loans (1)(2)	$8,362,192	$140,365	6.71%	$8,207,941	$141,210	6.88%	$8,181,248	$139,622	6.83%	$8,292,884	$138,983	6.70%	$8,346,362	$143,060	6.86%
Taxable investments (3)	2,649,378	37,684	5.69%	2,549,294	35,732	5.61%	2,525,972	34,470	5.46%	2,580,236	35,085	5.44%	2,709,053	35,484	5.24%
Tax-exempt investments (1)(3)	262,269	4,178	6.37%	260,094	4,223	6.49%	277,274	4,477	6.46%	279,176	4,457	6.39%	281,366	4,482	6.37%
Federal funds sold and other interest bearing deposits	69,533	809	4.65%	267,262	3,505	5.25%	315,440	4,188	5.31%	168,873	2,200	5.21%	152,546	2,063	5.41%

Total interest earning assets	11,343,372	183,036	6.45%	11,284,591	184,670	6.55%	11,299,934	182,757	6.47%	11,321,169	180,725	6.39%	11,489,327	185,089	6.44%
Other assets	1,037,171			931,828			895,856			837,820			833,424

Total assets	$12,380,543			$12,216,419			$12,195,790			$12,158,989			$12,322,751

Liabilities and shareholders’ equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$3,407,805	$17,825	2.09%	$3,430,218	$19,236	2.24%	$3,503,061	$19,216	2.19%	$3,559,302	$19,418	2.18%	$3,603,822	$20,048	2.23%
Time deposits	2,969,684	33,876	4.56%	3,055,620	35,891	4.70%	2,898,393	33,143	4.57%	2,894,086	31,764	4.39%	2,938,977	33,265	4.53%
Short-term borrowings	487,852	4,489	3.68%	441,227	4,656	4.22%	419,937	4,522	4.31%	371,911	3,978	4.28%	373,838	4,340	4.64%
Long-term borrowings (4)	2,548,503	30,055	4.72%	2,453,424	28,962	4.72%	2,483,966	28,494	4.59%	2,486,780	27,797	4.47%	2,493,764	29,144	4.67%

Total interest bearing liabilities	9,413,844	86,245	3.66%	9,380,489	88,745	3.78%	9,305,357	85,375	3.67%	9,312,079	82,957	3.56%	9,410,401	86,797	3.69%
Non-interest bearing deposits	1,929,133			1,903,502			1,938,035			1,924,645			1,929,283
Other liabilities	90,122			1,069			17,671			5,572			23,404
Shareholders’ equity	947,444			931,359			934,727			916,693			959,663

Total liabilities and shareholders’ equity	$12,380,543			$12,216,419			$12,195,790			$12,158,989			$12,322,751

Net interest income/interest rate spread (5)		96,791	2.79%		95,925	2.77%		97,382	2.80%		97,768	2.83%		98,292	2.75%

Tax equivalent adjustment		(1,473)			(1,511)			(1,601)			(1,596)			(1,606)

Net interest income, as reported		$95,318			$94,414			$95,781			$96,172			$96,686

Net interest margin (6)			3.36%			3.35%			3.39%			3.40%			3.37%
Tax equivalent effect			0.05%			0.05%			0.06%			0.05%			0.05%

Net interest margin on a fully tax equivalent basis (6)			3.41%			3.40%			3.45%			3.45%			3.42%

(1)	Interest income is presented on a tax equivalent basis using a 35 percent federal tax rate.
(2)	Loans are stated net of unearned income and include non-accrual loans.
(3)	The yield for securities that are classified as available for sale is based on the average historical amortized cost.
(4)	Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.
(5)	Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.
(6)	Net interest income as a percentage of total average interest earning assets.